Exhibit 5.1



Edwards & Angell
A Partnership Including Professional Corporations

Counsellors Since 1894                             250 Royal Palm Way
                                                   Palm Beach, FL  33480-4309
                                                   (561) 833-7700
                                                   FAX (561) 655-8719



                                                       June 18, 1997




Intelligent Medical Imaging, Inc.
4360 Northlake Boulevard
Suite 214
Palm Beach Gardens, FL  33410

Ladies and Gentlemen:

     We have acted as counsel for Intelligent Medical Imaging, Inc., a Delaware corporation (the "Company") in connection with the registration of 2,454,562 shares (the "Shares") of Common Stock, $.01 par value (the "Common Stock") issuable upon the exercise of outstanding stock options under the Company's Amended and Restated 1990 Stock Option Plan (the "Plan"). The resale of up to 783,630 Shares by certain persons holding options issued under the Plan is included within such registration.

     In connection with this opinion, we have examined the Registration Statement on Form S-8/S-3 filed with the Securities and Exchange Commission ("SEC") pursuant to the rules and regulations promulgated under the Securities Act of 1933, as amended, on the date hereof (the "Registration Statement"), relating to the above-mentioned registration. In addition, we have examined such corporate records, certificates and other documents, and reviewed such questions of law, as we have deemed necessary or advisable in order to enable us to render the opinion contained herein.

     In our examination of the foregoing documents, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, the conformity to unsigned documents of all documents submitted to as certified or photostatic copies, and the authenticity of the originals of such latter documents.

     We assume that the appropriate action will be taken, prior to the offer and sale of the Shares, to register and qualify the Shares for sale under all appropriate State "Blue Sky" and securities laws.

     Based upon the foregoing, we are of the opinion that the Shares of Common Stock being registered under the Registration Statement, when issued and paid for as contemplated by the Plan, assuming due execution of the certificates therefor, will be legally issued, fully paid and non-assessable.

     We consent to the filing of this opinion as an Exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Prospectus constituting a part of the Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required by Section 7 of the Act or the rules and regulations promulgated thereunder.

                                               Very truly yours,


                                               /s/ Edwards & Angell

                                               EDWARDS & ANGELL